Exhibit 10.73

Amendment to the Service Agreement for Managing Director

By and between

Tower Automotive Holding GmbH

represented by its sole shareholder, Tower Automotive Holdings Europe BV, this in turn represented by its managing directors

- hereinafter referred to as "Company" -

and

Mr Pär O. H. Malmhagen

Martinsholzerstrasse 9

82335 Berg

Germany

- hereinafter referred to as "Mr Malmhagen" -

Preamble

The parties are agreed that the Service Agreement between them dated February 3, 2012 shall be amended as follows:

Sec. 1

Special Retention Bonus

In addition to the provisions of the Service Agreement the following special retention bonus is agreed:

(1) Subject to the execution of a Release (as defined in Sec. 2 para 2 of this amendment), provided that Mr Malmhagen does not terminate this Service Agreement of his own accord, or resign his corporate office as managing director of his own accord, prior to December 31, 2015 and provided that the Company does not terminate the Service Agreement for cause in the meaning of Sec. 626 German Civil Code based on circumstances in the behaviour or the person of Mr Malmhagen including but not limited to his negligence in the time until December 31, 2015 Mr Malmhagen shall be entitled to a one-off Special Retention Bonus in the total gross amount of 585,000 Euros. The net amount of this Special Retention Bonus after statutory deductions shall be paid as part of the normal payroll in January 2016.

Exhibit 10.73

(2) Provided that Mr Malmhagen’s Service Agreements ends prior to December 31, 2015 due to death, disability or upon a Change-in-Control (pursuant to Sec. 2 para 1 of this amendment) Mr Malmhagen shall also be entitled to the Special Retention Bonus.

Sec. 2

Change-in-Control Benefits

In addition to the provisions of the Service Agreement the following benefits in the event of a change in control are agreed:

(1) For the purposes of this amendment a “Change in Control” shall be defined as set forth in Section 2.6 of the Tower International, Inc. 2010 Equity Incentive Plan as of the Effective Date of this Agreement.

(2) Provided that (i) a Change-in-Control occurs during the period of the Service Agreement and (ii) within a period of 2 years following such Change in Control this Service Agreement is terminated (beendet) by or upon request of the Company for any other reasons than for good cause in the meaning of Sec. 626 German Civil Code or Mr. Malmhagen terminates his employment for Good Reason (as defined below), upon at least thirty (30) days prior written notice and opportunity to cure and (iii) subject to Mr. Malmhagen‘s (or, in the event of Mr. Malmhagen‘s death or incapacity, Mr. Malmhagen‘s legal representative’s) execution, delivery and non-revocation of a general release in a form satisfactory to the Company and its affiliates, in particular Tower International, Inc. (the “Release”); provided, however, that the Release shall preserve (a) Mr. Malmhagen‘s rights, if any, to indemnification under Tower International, Inc.‘s Bylaws (as amended from time to time), circumstances set out in Sec. 309 No. 7 German Civil Code (i.e. in the event of damages to life, body or health of Mr Malmhagen or in the event of gross negligence), damages caused by wilful acts and/or under any applicable compulsory law, and (b) coverage under the Company’s Directors and Officers liability insurance policies for any claims arising out of or relating to Mr. Malmhagen‘s employment with the Company and under any provisions of this Agreement that are intended to survive the termination of this Agreement and Mr. Malmhagen‘s employment hereunder, Mr Malmhagen shall be entitled to a gross severance payment comprising (i) a payment of 2 fixed annual fixed salaries (pursuant to Sec. 3 para (1) of the Service Agreement) (hereinafter referred to as the “CIC Base Severance Amount”) and (ii) a payment of 2 times target bonus as well as (iii) a pro rata target bonus pursuant to Sec. 3 para (2) subpara 1 of the Service Agreement for the year of the termination (ii and iii hereof, collectively hereinafter referred to as the CIC Bonus Severance Amount”). The CIC Base Severance Amount, less standard income and payroll tax withholdings and other authorized deductions, shall be payable in twenty four (24) equal monthly installments, commencing within one month following the date of the termination of Mr. Malmhagen’s service agreement,. The CIC Bonus Severance Amount shall be paid when bonus amounts are paid to other executives, by March 15 of the year following the year to which the bonus relates.

(3) In the event that payments are owed pursuant to Sec. 2, para (2) hereinabove, Mr Malmhagen shall not be entitled to a Severance Payment pursuant to Sec. 13 of the Service Agreement (as amended by Sec. 3 of this Amendment Agreement).

Exhibit 10.73

(4) The payments made pursuant to Sec. 2 para (2) hereinabove shall serve as compensation for Mr Malmhagen’s adherence to post contractual covenants to Sec. 9 of the Service Agreement and Sec. 2 para 6 of this Amendment Agreement.

(5) Upon a Change-in-Control, all then outstanding equity-based awards granted to Mr. Malmhagen pursuant to the Tower International, Inc. 2010 Equity Incentive Plan (or any successor plan thereto) shall immediately become fully vested.

(6) In the event of a Change-in-Control Mr Malmhagen shall be entitled to the benefits set forth Sec. 6 para (2) of the Service Agreement for a period of 18 months following the Change-in-Control, but in no event longer than until termination or expiry of the Service Agreement.

(7) In the event of a termination of the Service Agreement relating to a Change-in-Control that triggers payment pursuant to Sec. 2 para (2) hereinabove, the length of the post contractual non-competition obligation pursuant to Sec. 9 para 3 of the Service Agreement is prolonged for a period of further twelve (12) month.

(8) For the purposes of this Agreement, “Good Reason” means, without Mr. Malmhagen‘s consent, (i) a material adverse reduction in his authority, responsibilities or duties as a Region President; or (ii) the Company’s material breach of this Agreement; provided that a suspension of Mr. Malmhagen and the requirement that he not report to work shall not constitute “Good Reason” if he continues to receive the compensation and benefits required by this Agreement. It is understood, and Mr. Malmhagen hereby acknowledges, that as long as he continues to receive the compensation and benefits required by this Agreement and continues to be a duly elected officer of Tower International, Inc., there shall be no basis for a termination by Mr. Malmhagen for Good Reason (for the avoidance of doubt, a reduction in authority, responsibilities or duties resulting from a discontinuance or disposition, in whole or part, of any division, business line or other operations of the Company would not be a basis to terminate for Good Reason as long as the conditions set forth in this sentence are satisfied).

Sec. 3

Severance

Sec. 13 para. 1 of the Service Agreement shall be modified as follows:

In the event that this Service Agreement is terminated or not extended by the Company for other reasons than for (i) good cause in the meaning of sec. 626 German Civil Code, (ii) permanent disability of Mr Malmhagen (which shall be deemed to have occurred after 6 consecutive months of incapacity to perform services or 9 month of such incapacity in any calendar year) or (iii) Mr Malmhagen reaching the age of 65, Mr Malmhagen shall be entitled to a gross severance comprising (i) the payment of the fixed salary pursuant to Sec. 3 para 1 for 12 months following the termination of this Service Agreement and (ii) a payment of 1 target bonus pursuant to Sec. 3 para (2) subpara 1 of the Service Agreement (target amount EUR 220.000) and (iii) a pro rata target bonus pursuant to Sec. 3 para (2) subpara 1 of the Service Agreement for the year of the termination as well as (iv) the payment of the cash value of the fringe benefits, in particular the Company car, pursuant to Sec. 5 para 1 above for 12 months following the termination of this Service Agreement. For the avoidance of doubt, the severance shall in no event comprise LTI pursuant to Sec. 3 para 3.

Exhibit 10.73

Sec. 4

Final Provisions

(1) To the extent not expressly changed in this Amendment Agreement, all other provisions of the Service Agreement shall continue in effect unchanged.

(2) In the event of any discrepancy between the Service Agreement and this Amendment Agreement with regard to the Special Retention Bonus, the Change-in-Control Benefit and the Severance Payment the provisions of the Amendment Agreement shall prevail, provided however that a duplication of benefits triggered by the same circumstance shall in any event be excluded.

(3) Any changes or amendments to this Amendment Agreement shall be invalid unless executed in writing. This shall also apply to the cancellation or amendment of the written form.

(4) Should one or several provisions of this Amendment Agreement be or become invalid or unenforceable in whole or in part, the validity of the remaining provisions hereunder shall not be affected thereby. The invalid or unenforceable provision shall be replaced with a valid provision which comes as close as possible to the intended economic result of the invalid provision. The same shall apply to any gap in this Amendment Agreement.

***

Place / Ort Livonia, Michigan, USA	Place / Ort Germany, Bergisch
Date / Datum March 4, 2013	Date / Datum March 4, 2013

/s/ James C. Gouin	/s/ Par O. H. Malmhagen

/s/ Michael Rajkovic	Mr Pär O. H. Malmhagen

Tower Automotive Holding GmbH
represented by its sole shareholder, Tower Automotive Holdings Europe B.V. which is represented by its managing directors